EXHIBIT 10.7.A

AMENDMENT NO. 1 TO THE
ALIMERA SCIENCES, INC.
2010 EMPLOYEE STOCK PURCHASE PLAN

Alimera Sciences, Inc., a Delaware corporation (the “Company”), adopted the 2010 Employee Stock Purchase Plan effective April 21, 2010 (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan. Pursuant to the authority reserved to the Board of Directors (the “Board”) of the Company under Section 14(a) of the Plan, the Board hereby amends the Plan as follows.

Section 15(g) of the Plan shall be amended in its entirety to read as follows:

“(g)    “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.”

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:    December 18, 2014